(English Translation)
June 4, 2007

Transferor:	YIU, SIU FUNG JEFF

Transferee:	CHINA SAFETECH HOLDINGS LIMITED

Party C:	CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

Equity Transfer Agreement of All Issued Shares of ALLIED RICH LIMITED

This Equity Transfer Agreement (the “Agreement”) is entered into by and among the following parties on June 4, 2007:

(1)	YIU, SIU FUNG JEFF whose address is Flat B3107, Man Wah House, Lok Wah Estate, Ngau Tau Kok, Kowloon, Hong Kong (the ID Card No. in Hong Kong is K636594(9)) (hereinafter referred to as “Transferor”);

(2)
CHINA SAFETECH HOLDINGS LIMITED, a company incorporated in British Virgin Islands, whose address is F13, Press Plaza, Shennan Avenue Special Zone, Futian District, Shenzhen (hereinafter referred to as “Transferee”);

(3)
CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC., a company incorporated in Delaware, United States, whose address is F13, Press Plaza, Shennan Avenue Special Zone, Futian District, Shenzhen (hereinafter referred to as “Party C”);

The Transferor, the Transferee and Party C above shall be individually referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS ALLIED RICH LIMITED, a limited liability company legally organized and validly existing under the Company Ordinance of Hong Kong, whose information is listed as Exhibit I (hereinafter referred to as “Allied Rich”), and whose all issued shares are beneficially held by the Transferor.

WHEREAS
Allied Rich invests and acquires Changzhou Minking Electronics Co., Ltd., a wholly foreign owned company legally organized and validly existing under the laws of People’s Republic of China, whose information is listed as Exhibit III (hereinafter referred to as “Minking”), and whose all shares are beneficially held by Allied Rich.

WHEREAS
The Transferee desires to purchase from the Transferor and the Transferor desires to transfer to the Transferee 100% issued shares of Allied Rich. Upon completion of the transfer under this Agreement, the Transferee shall indirectly and fully acquire 100% shares and control power of Minking.

NOW, THEREFORE, the Parties hereby agree as follows:

Article 1 Definitions

1.1	Unless otherwise defined in this Agreement, the following terms shall have the meanings indicated as follow:

“Company Ordinance”	means Chapter 32 Company Ordinance of the laws of Hong Kong;

“Shares for Transfer”
means 10,000 common share of Allied Rich owned by the Transferor to be transferred from the Transferor to the Transferee under this Agreement, constituting 100% issued and outstanding stock of Allied Rich (for details please refer to Exhibit II - Part A);

“Share Transfer”	means 100% issued shares of Allied Rich to be transferred from the Transferor to the Transferee under Article 2.1 hereof;

“Balance”	shall have the meaning as provided in Article 3.2.1(2);

“Total Transfer Price”	means total price paid to the Transferor by the Transferee under Article 3.1 hereof;

“Closing Date”	June 4, 2007;

“Accounts of Allied Rich”	means management and financial statements of Allied Rich as of March 31, 2007, the copies of which are attached as Exhibit A hereof;

“Minking Accounts”	means management and financial statements of Minking as of March 31, 2007 the copies of which are attached as Exhibit B hereof;

“Business Day and Working Hours”	means the days when banks in Hong Kong normally provide general bank services (excluding Saturday, Sunday and other Hong Kong public holidays) and general working hours;

“PRC”	means People’s Republic of China;

“Hong Kong”	means Hong Kong Special Administrative Region of PRC;

“HKD”	means legal currency of Hong Kong;

“USD”	means legal currency of United States;

“RMB”	means legal currency of PRC.

1.2	In this Agreement:

(i)	Any rule or law involved herein shall include any and all amendments, supplements or reenactments thereof from time to time;

(ii)
Words and terms contained in Companies Ordinance shall be interpreted according to definitions stipulated in Companies Ordinance except as otherwise defined or stated in this Agreement, however, any amendment or change to Companies Ordinance shall be excluded which is not enforced before or on the date to execute this Agreement.

(iii)
Single word also includes plural meaning; word referred to any gender also includes the other gender and neuter, word referred to person also includes groups (legal person or non-legal person) and (under every circumstance), vice versa;

(iv)
The parties, descriptions, exhibits, appendices and terms and conditions mentioned herein shall be respectively referred to the parties, descriptions, exhibits, appendices and terms and conditions hereof; and

(v)	The headings and table of contents in this Agreement are provided for reference only and will not affect its construction or interpretation.

Article 2 Share Transfer

2.1
According to the provisions in this Agreement, the Transferor, as the beneficial owner of all issued and outstanding shares of Allied Rich (for more details please refer to Part A, Exhibit II), will transfer such Shares for Transfer to the Transferee (for more details please refer to Part B, Exhibit II). After such transfer, the Transferee will own 100% issued and outstanding shares of Allied Rich.

2.2
Upon the completion of transaction hereunder, Shares for Transfer shall be free and clear of any mortgage, lien or property encumbrances of any form, and Shares for Transfer shall be transferred with all rights attached or accumulated thereto, including all dividends and profits accumulated and distributed from the completion date and the investment in Minking by Allied Rich.

Article 3 Transfer Price

3.1	Transfer Price

The Transferor and the Transferee agree, the Transferor shall transfer to the Transferee Shares for Transfer. In return, the Transferee shall pay to the Transferor the Total Transfer Price of RMB 200,000,000, consisting of RMB 100,000,000 in cash and the OTCBB listed shares of Party C with the value of RMB 100,000,000.

3.2	Method of Payment

3.2.1	The Transferee shall pay the Total Transfer Price to the Transferor as follows:

(1)	The Transferee has paid to the Transferor USD3,952,555 before the Closing Date.

(2)	The Transferee shall pay the remaining price of USD8,900,915 (“Balance”) upon the execution of this Agreement.

(3)
The Transferee (through its parent company, Party C) shall issue restricted shares equal to RMB100,000,000 to the Transferor or its designees within ninety days after the execution date of this Agreement, and the share value shall be calculated based on the average of the closing price of Party C’s common stock on the OTCBB for the 20 trading days prior to January 29, 2007 (USD13.27/share), which means that the Transferee shall issue 968,611 shares to the Transferor. The Transferor shall pledge certain shares to the Transferee as provided under Article 5.2 hereof.

3.2.2	The Transferee shall remit the Balance to the bank accounts designated by the Transferor, the information of which will be provided otherwise.

3.3	Exchange Rate

Cash of the total transfer price shall be paid by the Transferee to the Transferor in USD. Exchange Rate of RMB against USD shall be 1:7.78.

Article 4 Closing

4.1	The Share Transfer shall be completed on the Closing Date at the place stipulated by both parties in accordance with Exhibit V.

4.2	Terms and conditions to be performed hereof shall remain in force after the Closing Date.

4.3	From the Closing Date, debts and credits and all risks of Allied Rich and Minking shall be promptly borne by the Transferee (except otherwise undertaken by the Transferor in Exhibit IV).

4.4
From the Closing Date, the Transferee shall have the right to consolidate profits of Allied Rich and Minking with the Transferee group. At the meantime, the Transferee shall have the right to appoint manager or financial person, or authorize to appoint existing personnel of Allied Rich and Minking to take charge of management and operation of Allied Rich and Minking as well as all files, materials, financial documents and so on. The Transferor shall not enjoy any shareholder right and/or interest of Allied Rich and Minking from the Closing Date because of such Share Transfer, provided however, the Transferor shall be liable for all obligations that are required to be borne by the Transferor under applicable laws and this Agreement.

Article 5 Warrants, Representations and Covenants of the Transferor

5.1
In addition to the information disclosed in this Agreement, the Transferor warrants, represents and covenants to the Transferee under terms and conditions stipulated in Exhibit IV, which also constitute the base for the Transferee to accept the Shares for Transfer.

5.2
The Transferor covenants to the Transferee that the profits after tax in 2007 audited by US Auditors shall reach three levels: RMB20,000,000, RMB22,500,000 and RMB25,000,000. If profits after tax reach RMB20,000,000, the Transferee shall release pledged shares equivalent to USD1,100,000 to the Transferor or its designee; if Minking reaches profits after tax of RMB22,500,000, the Transferee shall release pledged shares equivalent to USD2,200,000 to the Transferor or its designee; and if Minking reaches profits after tax of RMB25,000,000, the Transferee shall release pledge shares equivalent to USD3,213,368 to the Transferor or its designee. The Transferor also covenants to the Transferee that Minking’s profits after tax in 2008 which are audited by US Auditors shall reach three levels: RMB30,000,000, RMB32,500,000, and RMB35,000,000. If Minking reaches profits after tax of RMB30,000,000, the Transferee shall release pledged shares equivalent to USD1,100,000 to the Transferor or its designee; if Minking reaches profits after tax of RMB32,500,000, the Transferee shall release pledged shares equivalent to USD22,000,000 to the Transferor or its designee; and if Minking reaches profits after tax of RMB35,000,000, the Transferee shall release pledged shares equivalent to USD3,213,367 to the Transferor or its designee.

Article 6 Warrants, Representations and Covenants of the Transferee and Party C

6.1
The Transferee covenants to keep the organization structure of Allied Rich and Minking after the Share Transfer, expand its brand influence, fully support business development of Allied Rich and Minking. The Transferee shall also provide financial support as required by business based on the real situation according to relevant laws and regulations.

6.2
The Transferee covenants that existing employees of Allied Rich and Minking shall remain employed given that they are willing to stay and their stay will not impede development of companies after Share Transfer; arrangement of senior management and technical staff and the operation rights and benefits of such persons shall be governed by separate agreements to be entered after the Share Transfer. In addition, the Transferee covenants that benefits of such persons shall not be lower than their previous benefits.

6.3
The Transferee shall provide appropriate operation funds to Allied Rich and Minking in order to support the Transferor to realize profits after tax for 2007 and 2008, dates and amounts of providing such funds shall be otherwise stipulated.

6.4
Party C shall file relevant reports with the U.S. Securities and Exchange Committee (“SEC”) according to law and issue shares to the Transferor under Article 3.2.1(3) hereof after the execution of this Agreement.

Article 7 Governing Law

This Agreement shall be governed and construed by rules and laws of Hong Kong.

Article 8 Settlement of Disputes and Agent of Receiving Legal Procedure Documents

8.1
Any dispute arising out of or relating to this Agreement, shall be settled by friendly negotiation and discussion. If no agreement is reached through friendly negotiation and discussion, such dispute shall be finally arbitrated by Hong Kong International Arbitration Center(HKIAC) in accordance with HKIAC Arbitration Rules then in effect. Unless otherwise provided in the arbitration rules of HKIAC then in effect, the arbitration shall be the sole and exclusive method and procedure of any dispute arising out of or relating to this Agreement.

8.2
The Parties to this Agreement agree that unless not permitted by the applicable laws and rules, the arbitration terms hereto shall be interpreted as and constitute the currently effective arbitration agreement in writing with legal effect, and shall be granted with such effect. The Parties to this Agreement hereby expressly waive any right of possibly requested local administrative, judicial or alternative dispute settlement methods, as the conditions of any settlement procedure which arising out of this Agreement.

8.3
The Parties to this Agreement expressly represent that the award made according to Article 8 hereof shall be final award binding upon the Parties. In addition, the Parties to this Agreement hereby waive the right to appeal the award made according to Article 8 hereof. The Article 8 shall constitute the most comprehensive exclusive agreement to the extent permitted by the applicable laws.

8.4	(1)
The Transferee irrevocably entrusts BOYU ENTERPRISE CONSULTING CO., LIMITED, whose address is Unit B1, 9/F, Loyong Court Commercial Building, 212-220 Lockhart Road, Wanchai, Hong Kong (“Agent”), to receive legal procedure documents and to be on behalf of the Transferee to receive claims arising out of or relevant to the Agreement or the legal procedures in Hong Kong (including but not limited to, claims for reimbursement, summons, arbitration application and arbitration award) (“Legal Procedure Documents”).

(2)
Transferee undertakes to consecutively entrust the Agent as the agent of receiving Legal Procedure Documents, in order to on behalf of the Transferee receive Legal Procedure Documents in Hong Kong and immediately notify the Transferor in writing if the Agent or its address is modified.

(3)	The Transferee agrees and confirms that Legal Procedure Documents which have been sent to its Agent shall be deemed as having been sent to any Transferee.

Article 9 Liabilities for Breach of Contract

9.1	If any statement or warrants made by any Party in this Agreement is untrue or false, it shall be deemed as breach of contract by the Party.

9.2	Any Party to this Agreement changes minds on purpose and cause the failure of the share transfer, it shall be deemed as breach of contract by the Party.

9.3
The breaching party shall, in addition to performance of other obligations under this Agreement, compensate the observant party all losses, damages, expenses suffered by the observant party due to breach of contract caused by breaching party.

9.4
If the Transferor changes minds on purpose and cause that the shares cannot be transferred to the Transferee or the shares is forfeited after transfer, the Transferee shall have the right to terminate the Agreement, and The Transferor shall return the share transfer price or the shares and assume liabilities under Article 9.3 of this Agreement.

Article 10 Force Majeure and Change of Circumstances

10.1
If any Party to this Agreement cannot perform any part or all of the terms hereto directly or indirectly because of events such as fire, flood, earthquake or other unforeseeable, unavoidable and/or uncontrollable events, the Party shall be exempted from liabilities to the extent as affected by force majeure.

10.2
If any Party or Parties lose(s) its/their interests under this Agreement because of legislation, or administration order or specific administration act of government, any Party shall have the right to terminate this Agreement and to restore to the conditions before the execution of this Agreement.

10.3	Any Party affected by force majeure shall deliver the other Party the written notice regarding the occurrence of force majeure within 12 days after the occurrence of the force majeure event.

10.4
After the occurrence of force majeure event, the Parties to this Agreement shall immediately consultant and decide whether to delay the performance of this Agreement to a day in the future agreed by the Parties or to terminate this Agreement.

10.5
If any Party delays or unable to perform all or part of the terms of this Agreement for more than 30 days as a result of force majeure, the other Party shall have the right to rescind this Agreement, and the Parties shall take all necessary actions to restore the rights and obligations of all parties to their respective original positions.

Article 11 Miscellaneous

11.1
This Agreement and its involved relevant documents constitute the full understanding of the Parties regarding the share transfer, and replace any previous intention, expression and understanding of the Parties.

11.2
If any term of this Agreement is regarded as illegal, invalid or unenforceable at any time, the validity, effectiveness and enforceability of other terms of this Agreement shall not affected or impaired in any way and shall remain the full validity.

11.3
This Agreement shall bind the Parties and their respective successors and assignees. The interests of this Agreement shall be assigned to the Parties hereto and their respective successors and assignees. Without the permission of the Parties in writing, any Party shall not amend, modify or revise this Agreement.

11.4	This Agreement shall be effective upon signing.

11.5
Without the permission of the Parties in writing (the relevant permission shall not be withheld without reasonable reasons), the Parties hereto shall not transfer any rights or obligations under this Agreement.

11.6
The Parties agree to bear all the cost and expense in respect of the negotiation, preparation, execution and performance of the Agreement and the taxes arising from the transfer of Shares for Transfer. The stamp tax and all other tax and expenses arising out of the transfer of Shares for Transfer (including but not limited to, arising out of in China or in any other areas), shall be borne and paid by the Transferor.

11.7
Unless provided and required by laws, regulations, order or judgments by the competent authorities or courts (including, but not limited to, applicable regulation of security exchanges), without the previous permission of the other Party in writing (the relevant permission shall not be withheld without reasonable reasons), any Party shall not make or distribute any related press statement or announcement.

11.8
Without the prior permission of the other Party in writing, any Party shall not disclose the Agreement or any content or material in connection with any transaction of this Agreement, excluding the following disclosure:

(1)
the disclosure is made according to the provisions of applicable laws, regulations and rules (including, but not limited to, regulations of security exchanges) or requirements of relevant government authorities or supervision authorities, or court orders;

(2)	the disclosure is made to Allied Rich, Minking, or its higher competent authorities or approval and examination authorities, or to contacted bank or professional consultant of the disclosing Party;

(3)	the disclosure is made by the Transferor to the company of its company group or senior management thereof.

11.9	If any term of this Agreement is or becomes illegal, invalid or unenforceable at any time in any respect, other terms of this Agreement shall not be affected or impaired.

11.10
Any notice required to be sent under this Agreement shall be sent in writing. The notice shall be delivered to the following address or fax number or other address or fax number that the recipient designates according to this Agreement:

(1)	Transferor:	YIU, SIU FUNG JEFF
	Address:	Flat B3107, Man Wah House, Lok Wah Estate, Ngau Tau Kok, Kowloon, Hong Kong
	Telephone:	(852) 2116 1199
	Fax:	(852) 2116 1232

(2)	Transferee:	CHINA SAFETECH HOLDINGS LIMITED
	Address:	Floor 13, Press Plaza, Shennan Avenue Special Zone, Futian District, Shenzhen
	Telephone:	(86-755) 8351 0888
	Fax:	(86-755) 8351 0815

(3)	Party C:	CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.
	Address:	Floor 13, Press Plaza, Shennan Avenue Special Zone, Futian District, Shenzhen
	Telephone:	(86-755) 8351 0888
	Fax:	(86-755) 8351 0815

11.11	Any notice can be sent by mail with postage pre-paid, personal delivery, courier with good reputation or by facsimile, and shall be deemed as delivered at the following time:

(1)	two days (seven days if sending by airmail with postage prepaid) after post (the date of postmark is the posting date) for those sent by mail with postage prepaid;

(2)	the next business day for those sent by fax;

(3)	the receiving time for those sent by courier or personal delivery.

Any notice to the Transferee, when properly delivered to any Transferee, shall be regarded as delivered to the other Transferee.

11.12	This Agreement shall be written in Chinese in three copies with each Party holding one copy.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date first above written and the Parties confirm that the Parties have carefully reviewed and fully understand all the provisions of the Agreement.

The Transferor YIU, SIU FUNG JEFF
Signature : /s/ YIU, SIU FUNG JEFF
Place of Signature : Shenzhen

Witness : PENG Yaoguang

The Transferee

TU Guoshen for and on behalf of CHINA SAFETECH HOLDINGS LIMITED
Signature : /s/ Tu Guoshen
Place of Signature : Shenzhen

Witness : LUO Ganqi

Party C To execute, chop and deliver TU Guoshen for and on behalf of CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.
Signature : /s/ Tu Guoshen
Place of Signature : Shenzhen

Witness : LUO Ganqi

Exhibit I

Information of Allied Rich

Name in English :	ALLIED RICH INVESTMENT LIMITED

Place of Registration :	Hong Kong

Registered Address :	Unit B1, 9/F, Loyong Court Commercial Building, 212-220 Lockhart Road, Wanchai, Hong Kong

Date of Registration and Establishment :	February 23, 2007

Company Form :	Limited Liability Company

Director :	YIU, SIU FUNG JEFF

Company Secretary :	JPS CONSULTING LIMITED

Shares : Legally :	HKD10,000, divided into 10,000 shares with face value of HKD1.00 per share

Issued and fully paid :	HKD10,000, divided into 10,000 share with face value of HKD1.00 per share

Exhibit II

Part A

Information of Shares for Transfer

Company	Registered Shareholder	Quantity of Common Shares	Face Value Per Share	Percent of Issued Shares

Allied Rich	YIU, SIU FUNG JEFF	10,000	HKD 1 yuan	100%

Part B

Information of the Recipient of Shares for Transfer

The Transferee	Amount of Share to Be Transferred
CHINA SAFETECH HOLDINGS LIMITED	10,000

Exhibit III

Information of Minking

Name	:	Changzhou Minking Electronics Co., Ltd.

Legal Address	:	No. 65-12, Xinggang Road, Zhonglou Economic Development Zone, Changzhou, Jiangsu Province

Enterprise Type	:	Wholly Foreign Owned Enterprise

Date of Establishment	:	February 23, 2001

Business License No.	:	Qi Du Su Chang Zong Fu Zi No. 004933

Operational Term	:	20 years

Total Investment	:	RMB16 million Yuan

Registered Capital	:	RMB8 million Yuan

Investor	:	ALLIED RICH INVESTMENT LIMITED

Legal Representative	:	YIU, SIU FUNG JEFF

Directors	:	YIU, SIU FUNG JEFF

Business Scope	:
To develop and manufacture digital cable TV system equipment, digital recorder, digital audio/video encoding equipment, software products; to manufacture and process security productive products, equipment for electronic products; to engage in design and construction business of security and protection project; to sale self-produced products.

Exhibit IV

Representations and Warranties

1.	Allied Rich and Minking are companies legally established and validly existing under the laws of their respective places of establishment.

2.	Allied Rich and Minking have been authorized and qualified to conduct business within the jurisdiction of their existing businesses.

3.	The operation businesses and their operation of Allied Rich and Minking have been in material compliance with the relevant laws.

4.
Accounts of Allied Rich and Minking have been properly recorded in accordance with the account categories and the generally accepted account principles, standards and laws of their establishment place, which have truly represented and reflected the status of Allied Rich and Minking respectively for the fiscal year or the period ending on the date of the relevant book account.

5.	(a)	Exhibit I has listed all the directors and company secretaries of Allied Rich before the completion of the transaction as of the Closing Date.

(b)	Exhibit III has listed the legal representative and all the directors of Minking before the completion of the transaction as of the Closing Date.

(c)	There has not been any shareholder resolution adopted to liquidate Allied Rich and Minking before the completion of the transaction as of the Closing Date.

6.
The register of shareholders of Allied Rich has truly and correctly recorded the date and the changes of shareholders from the establishment to the completion date and before the completion of the transition.

7.	Any share warrant has not been sent or given to any person in respect of any share of Allied Rich and Minking by the Transferor, Allied Rich and Minking.

8.	(a)	Allied Rich has not conducted any business activities other than holding shares of Minking.

(b)	Allied Rich has Minking as its only one subsidiary company. Minking has no subsidiary companies.

9.	Articles of associations of Allied Rich and duplicate of articles of associations of Minking have been delivered to Transferee, which shall be true and complete.

10.	If any thing conflicts or is inconsistent with foregoing warrants before the closing date, the Transferee agrees to immediately notify the Transferor in writing.

11.	Allied Rich has fully paid the issued shares. Minking has fully contributed the registered capital.

12.	The Transferor shall be the solely and legal beneficial owner of the Shares for Transfer. The Shares for Transfer shall not be imposed of any mortgage, lien or property encumbrances.

13.	Allied Rich owns 100% of shares of Minking. Allied Rich shall be the solely and legal beneficial owner of the shares. The shares shall not be imposed of any mortgage, lien or property encumbrances.

14.	The Transferor shall have the authority to execute the Agreement and can sell any shares for transfer without any third party’s permission. The Agreement shall be legally binding on the Transferor.

15.
Except for the ongoing litigations disclosed to the Transferee, Allied Rich and Minking have not currently been involved in any material litigation or a party to any litigation and/or any unexecuted verdict, and have not been subject to any ongoing material injunction or order.

16.
Up to the Closing Date, all or part of the assets or businesses of Allied Rich and Minking have not been entrusted to take over by any person, and there are not any orders or applications before court or adopted solutions to close down Allied Rich and Minking.

17.
Except for debts (including the outstanding tax fees)disclosed by the Transferor, the Agreement or accounts of Allied Rich and Minking, Allied Rich and Minking shall not have any other debts and/or outstanding tax fees as of the Closing Date, which shall be assumed by the Transferor (if any).

18.	Except for the information disclosed by the Transferor, the Agreement or accounts of Allied Rich and Minking, Allied Rich and Minking shall not have other unperformed material contracts.

19.
The net assets in 2006 audited by the US auditor and verified by a third party appraiser shall be more than RMB 35,000,000, the amount of sales shall be no less than RMB 100,000,000 and the net profits shall be no less than RMB 16,000,000.

20.	The shareholders and the meeting of board of directors according to the Company Law have reached a resolution to approve the share transfer for the issue of the share transfer under the Agreement.

21.
The existing and outstanding legal liabilities of Allied Rich and Minking before the Closing Date such as labor compensation disputes, bad debts and losses of bad assets, debt disputes and/or risks of contingent debts shall be assumed by the Transferor. For the losses which can be calculated into money, if the net assets of the target company are less than RMB35,000,000, the Transferor shall be obliged to make it up to RMB35,000,000.

22.	The Transferor shall be fully responsible for all civil and criminal liabilities of Allied Rich and Minking before and on the Closing Date.

23.
The Transferor shall not manipulate any adverse change to the operations of Allied Rich and Minking on purpose (excluding the normal operation and force majeure) as of execution of this Agreement. The Transferor shall immediately inform the Transferee if there is any thing causing the material change to the operation of Allied Rich and Minking.

24.	The Transferor undertakes to assign WANG Qinghan to continue to be the CEO of Allied Rich and Minking for another five years and maintain the stability of Allied Rich and Minking.

25.
The Transferor undertakes that ZHENG Hui, WANG Qinghan and CHEN Jian and their direct relatives (parents, spouse or children) shall not engage in security and protection industry or operation in similar industry in five years.

Exhibit V

Provisions for the Closing

1.	Liabilities of the Transferee

(i)	The Transferee shall pay the Balance of the total price to the Transferor according to Article 3.2.1 (2) of the Agreement and submit the proof document of payment to the Transferor.

(ii)	The Transferee shall provide a consent letter executed by two persons to be the directors of Allied Rich and a consent letter executed by two persons to be the directors of Minking.

2.	Liabilities of the Transferor

After the transferor confirms that its bank account under Article 3.2.2 of the Agreement has received all the payment by the Transferee under Article 3.2.1, the Transferor shall deliver and arrange the following to the Transferee:

(i)	The transfer documents (subject to official execution by the registered shareholders of Allied Rich) and instruments for sale along with shares in connection with the Shares for Transfer;

(ii)	The original copy of resignation executed by two current directors of Minking with stating that there are not any claims against Minking;

(iii)
All account books, registration certificates, business registration certificates, articles of association, meeting records, statutory books, application forms, seals, offset printing, steel seals and all documents relevant to the company businesses (if any) of Allied Rich controlled by the Transferor;

(iv)
The Transferor shall incentive Allied Rich and Minking to hold a board meeting to approve (1) the transfer of the Shares for Sale relevant to Allied Rich, and registration after payment of appropriate stamp taxes; (2) appointment of the persons nominated by the Transferee according to law and who are qualified to be directors of company under laws as the two new directors of Allied Rich and the two new directors of Minking under the written instruction of the Transferee; (3) after the completion of the foregoing (2), acceptance of resignation of the two directors of the Minking under the above (ii); and (4) suspension and change of the operation of the bank accounts of Allied Rich and Minking, and appointment of the person nominated by the Transferee as the authorized person to execute the bank accounts of Allied Rich and Minking under the written instruction of the Transferee at least before two business days;

(v)	The original copy of records of the board meeting held for the issue of the above (iv) executed and confirmed by the directors of Allied Rich and Minking;

(vi)	The documents controlled by Minking (refer to the list of Exhibit C);

(vii)	The original resignation letter of the legal representative duly signed by the transferor with stating that there are not any claims against Minking; and

(viii)	Legal opinion reports issued by Hong Kong law firms and China law firms.

3.
The Transferor and the Transferee shall make obvious marks on the seals and enter into the delivery memorandum to present the differences between the new users and the old users, while transferring Minking.